                                                                    EXHIBIT 10.3

                                                                  Execution Copy

================================================================================

                                  $320,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      among

                                   AVETA INC.,
                                  as Holdings,

                                       and

                               MMM HOLDINGS, INC.
                                       and
                              NAMM HOLDINGS, INC.,
                                  as Borrowers,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                      BEAR STEARNS CORPORATE LENDING INC.,
                            as Administrative Agent,

                                       and

                           Dated as of April 11, 2006

================================================================================

       BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1. DEFINITIONS...................................................     1
   1.1.    Defined Terms.................................................     1
   1.2.    Other Definitional Provisions.................................    26

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS..........................    27
   2.1.    Term Commitments..............................................    27
   2.2.    Procedure for New Term Loan Borrowing.........................    28
   2.3.    Repayment of Term Loans.......................................    28
   2.4.    Incremental Term Commitments..................................    29

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS.....................    30
   3.1.    Revolving Commitments.........................................    30
   3.2.    Procedure for Revolving Loan Borrowing........................    30
   3.3.    Swingline Commitment..........................................    31
   3.4.    Procedure for Swingline Borrowing; Refunding of
              Swingline Loans............................................    31
   3.5.    Commitment Fees, etc..........................................    33
   3.6.    Termination or Reduction of Revolving Commitments.............    33
   3.7.    L/C Commitment................................................    33
   3.8.    Procedure for Issuance of Letter of Credit....................    34
   3.9.    Fees and Other Charges........................................    34
   3.10.   L/C Participations............................................    34
   3.11.   Reimbursement Obligation of the Borrower......................    35
   3.12.   Obligations Absolute..........................................    36
   3.13.   Letter of Credit Payments.....................................    37
   3.14.   Applications..................................................    37

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT..    37
   4.1.    Optional Prepayments..........................................    37
   4.2.    Mandatory Prepayments and Revolving Commitment
              Reductions.................................................    37
   4.3.    Conversion and Continuation Options...........................    38
   4.4.    Limitations on Eurodollar Tranches............................    39
   4.5.    Interest Rates and Payment Dates..............................    39
   4.6.    Computation of Interest and Fees..............................    40
   4.7.    Inability to Determine Interest Rate..........................    40
   4.8.    Pro Rata Treatment and Payments...............................    40
   4.9.    Requirements of Law...........................................    42
   4.10.   Taxes.........................................................    43
   4.11.   Indemnity.....................................................    45
   4.12.   Change of Lending Office......................................    46

   4.13.   Replacement of Lenders........................................    46
   4.14.   Evidence of Debt..............................................    46
   4.15.   Illegality....................................................    47

SECTION 5. REPRESENTATIONS AND WARRANTIES................................    47
   5.1.    Financial Condition...........................................    47
   5.2.    No Change.....................................................    48
   5.3.    Corporate Existence; Compliance with Law......................    48
   5.4.    Power; Authorization; Enforceable Obligations.................    49
   5.5.    No Legal Bar..................................................    49
   5.6.    Litigation....................................................    49
   5.7.    No Default....................................................    49
   5.8.    Ownership of Property; Liens..................................    50
   5.9.    Intellectual Property.........................................    50
   5.10.   Taxes.........................................................    50
   5.11.   Federal Regulations...........................................    50
   5.12.   Labor Matters.................................................    50
   5.13.   ERISA.........................................................    51
   5.14.   Investment Company Act; Other Regulations.....................    51
   5.15.   Subsidiaries..................................................    51
   5.16.   Use of Proceeds...............................................    51
   5.17.   Environmental Matters.........................................    52
   5.18.   Accuracy of Information, etc..................................    52
   5.19.   Security Documents............................................    53
   5.20.   Solvency......................................................    53
   5.21.   Certain Documents.............................................    53
   5.22.   Dormant Subsidiaries..........................................    54

SECTION 6. CONDITIONS PRECEDENT..........................................    54
   6.1.    Conditions to Initial Extension of Credit.....................    54
   6.2.    Conditions to Each Extension of Credit........................    55

SECTION 7. AFFIRMATIVE COVENANTS.........................................    56
   7.1.    Financial Statements..........................................    56
   7.2.    Certificates; Other Information...............................    58
   7.3.    Payment of Obligations........................................    59
   7.4.    Maintenance of Existence; Compliance..........................    59
   7.5.    Maintenance of Property; Insurance............................    59
   7.6.    Inspection of Property; Books and Records; Discussions........    59
   7.7.    Notices.......................................................    60
   7.8.    Environmental Laws............................................    60
   7.9.    Additional Collateral, etc....................................    61
   7.10.   Excess Cash Dividends.........................................    62
   7.11.   Maintenance of Requisite Statutory Capital....................    62

   7.12.   Further Assurances............................................    62
   7.13.   Licensed Subsidiaries.........................................    63
   7.14.   Deposit Accounts..............................................    63
   7.15.   Dormant Subsidiaries..........................................    63
   7.16.   Interest Rate Protection......................................    63
   7.17.   Post-Closing Requirement......................................    64

SECTION 8. NEGATIVE COVENANTS............................................    64
   8.1.    Financial Condition Covenants.................................    64
   8.2.    Indebtedness..................................................    65
   8.3.    Liens.........................................................    66
   8.4.    Fundamental Changes...........................................    67
   8.5.    Disposition of Property.......................................    68
   8.6.    Restricted Payments...........................................    68
   8.7.    Capital Expenditures..........................................    69
   8.8.    Investments...................................................    70
   8.9.    Certain Payments and Modifications of Certain Debt
              Instruments................................................    71
   8.10.   Transactions with Affiliates..................................    72
   8.11.   Sales and Leasebacks..........................................    72
   8.12.   Hedge Agreements..............................................    72
   8.13.   Changes in Fiscal Periods.....................................    72
   8.14.   Negative Pledge Clauses.......................................    72
   8.15.   Clauses Restricting Subsidiary Distributions..................    73
   8.16.   Lines of Business.............................................    73
   8.17.   Passive Holding Company Status................................    73
   8.18.   Amendments to Transaction Documentation.......................    73
   8.19.   Amendments to Operating Agreement.............................    73
   8.20.   Immaterial Subsidiaries.......................................    73
   8.21.   Dormant Subsidiaries..........................................    74

SECTION 9. EVENTS OF DEFAULT.............................................    74

SECTION 10. THE AGENTS...................................................    77
   10.1.   Appointment...................................................    77
   10.2.   Delegation of Duties..........................................    77
   10.3.   Exculpatory Provisions........................................    78
   10.4.   Reliance by Agents............................................    78
   10.5.   Notice of Default.............................................    78
   10.6.   Non-Reliance on Agents and Other Lenders......................    79
   10.7.   Indemnification...............................................    79
   10.8.   Agent in Its Individual Capacity..............................    80
   10.9.   Successor Administrative Agent................................    80
   10.10.  Agents Generally..............................................    80
   10.11.  The Lead Arranger.............................................    80
   10.12.  The L/C Lender................................................    80

SECTION 11. MISCELLANEOUS................................................    81
   11.1.   Amendments and Waivers........................................    81
   11.2.   Notices.......................................................    83
   11.3.   No Waiver; Cumulative Remedies................................    84
   11.4.   Survival of Representations and Warranties....................    84
   11.5.   Payment of Expenses and Taxes.................................    84
   11.6.   Successors and Assigns; Participations and Assignments........    85
   11.7.   Adjustments; Set-off..........................................    89
   11.8.   True-Up.......................................................    89
   11.9.   Counterparts..................................................    90
   11.10.  Severability..................................................    90
   11.11.  Integration...................................................    90
   11.12.  GOVERNING LAW.................................................    90
   11.13.  Submission To Jurisdiction; Waivers...........................    90
   11.14.  Acknowledgments...............................................    91
   11.15.  Releases of Guarantees and Liens..............................    91
   11.16.  Confidentiality...............................................    92
   11.17.  WAIVERS OF JURY TRIAL.........................................    93
   11.18.  Delivery of Addenda...........................................    93
   11.19.  Several Obligations...........................................    93

SCHEDULES:
---------
1.1(a)       Dormant Subsidiaries
1.1(b)       Mortgaged Property
1.1(c)       Certain Shareholders of Holdings
5.3          Group Member Corporate Existence
5.4          Consents, Authorizations, Filings and Notices
5.6          Litigation
5.7          Defaults
5.8          Ownership of Property; Liens
5.15         Subsidiaries
5.19(a)      UCC Filing Jurisdictions
5.19(b)      Mortgage Filing Jurisdictions
8.2(e)       Existing Indebtedness
8.3(f)       Existing Liens
8.15         Subsidiary Distributions

EXHIBITS:
--------
A           Form of Addendum
B           Form of Assignment and Assumption
C           Form of Compliance Certificate
D           Form of Guarantee and Collateral Agreement
E           Form of Prepayment Option Notice
F           Form of Exemption Certificate
G           Form of Closing Certificate
H-1         Form of Legal Opinion of Proskauer Rose LLP
H-2         Form of Legal Opinion of Martinez Odell & Calabria
H-3         Form of Legal Opinion of Fiddler Gonzalez & Rodriguez, P.S.C.
H-4         Form of Legal Opinion of General Counsel
I           Form of Reaffirmation Agreement

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 11, 2006, among AVETA INC., a Delaware corporation (formerly known as Aveta Holdings, LLC) ("Holdings"), MMM HOLDINGS, INC., a Puerto Rico corporation ("MMM"), NAMM HOLDINGS, INC., a Delaware corporation ("NAMM," and together with MMM, the " Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the "Lead Arranger") and BEAR STEARNS CORPORATE LENDING INC., as administrative agent ("BSCL" and, in such capacity, the "Administrative Agent").

                                   WITNESSETH:

          WHEREAS, Holdings and the Borrowers are parties to the Credit Agreement (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement"), dated as of August 22, 2005 (the "Original Closing Date"), among Holdings, the Borrowers, the several banks and other financial institutions or entities parties thereto (the "Existing Lenders"), the documentation agents and syndication agents named therein and Bear Stearns Corporate Lending Inc., as administrative agent, pursuant to which the Existing Lenders made (i) term loans (the "Original Term Loans") to the Borrowers which have a current outstanding principal balance of $271,320,000 (comprised of $219,640,000of Original Term Loans made to MMM and $51,680,000of Original Terms Loans made to NAMM) and (ii) commitments to make revolving extensions of credit in an aggregate principal amount of up to $20,000,000;

          WHEREAS, Holdings and the Borrowers desire to amend and restate the Existing Credit Agreement to, among other things, (i) provide for the borrowing of $28,680,000 of additional term loans (the "New Term Loans") by NAMM hereunder, (ii) permit a portion of the proceeds of such New Term Loans to be used by the Borrowers to repay the aggregate principal amount of all outstanding revolving loans, (iii) provide for an incremental term loan facility in an aggregate principal amount of up to $200,000,000 and (iv) make certain other amendments to the Existing Credit Agreement;

          WHEREAS, Holdings and the Borrowers have requested that the Existing Lenders amend and restate the Existing Credit Agreement as provided in this Agreement and that certain of the Lenders make available the New Term Loans; and

          WHEREAS, the Lenders are willing to provide the New Term Loans and amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree, subject to the conditions in Section 6.1, that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

                             SECTION 1. DEFINITIONS

          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Addendum": an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

          "Adjustment Date": as defined in the Pricing Grid.

          "Administrative Agent": as defined in the preamble to this Agreement.

          "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents": the collective reference to the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 10 only, the L/C Lender, the Issuing Lender and the Swingline Lender.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender's Term Loans (and, prior to the Closing Date, New Term Commitments, if any) and (b) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": this Amended and Restated Credit Agreement.

          "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                                 Eurodollar Loans   Base Rate Loans
                                                 ----------------   ---------------
Revolving Loans and Swingline Loans                    2.25%             1.25%
Term Loans (other than Incremental Term Loans)         2.25%             1.25%

provided, (a) that on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin with respect to the Revolving Loans, Swingline Loans and Term Loans (other than Incremental Term Loans) will be determined pursuant to the Pricing Grid; and (b) that (i) the Applicable Margin in the case of any Incremental Term Loan shall be such per annum rate as shall be agreed to by the relevant Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Assumption Agreement and (ii) if at any time the Applicable Margin for any Incremental Term Loan is higher than the Applicable Margin set forth herein in respect of any other Term Loans, the Applicable Margin for such other Term Loans shall automatically be correspondingly increased in an amount necessary for the Applicable Margin for such other Term Loans to be equal to the Applicable Margin for such Incremental Term Loans.

          "Applicable Percentage": as of the last day of any fiscal quarter of MMM set forth below, the percentage opposite such fiscal quarter:

      Fiscal Quarter Ending         Applicable Percentage
      ---------------------         ---------------------
        September 30, 2005                   1.0%
        December 31, 2005                    1.0%
          March 31, 2006                     2.0%
          June 30, 2006                      3.0%
September 30, 2006 and thereafter            3.5%

          "Application": an application, in such form as the L/C Lender may specify from time to time, requesting the L/C Lender to cause a Letter of Credit to be issued.

          "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Acquired Entity": as defined in Section 8.8(h).

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c), (d), (e), or (f) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

          "Assignee": as defined in Section 11.6(b).

          "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit B.

          "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

          "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: "Prime

Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

          "Base Term Amount": An amount equal to the sum of (a) the aggregate principal amount of the Original Term Loans outstanding on the Closing Date plus
(b) the aggregate initial principal amount of the New Term Loans, which sum is equal to $300,000,000.

          "Benefited Lender": as defined in Section 11.7(a).

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrowers": as defined in the preamble to this Agreement.

          "Borrowing Date": any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

          "Business": as defined in Section 5.17(b).

          "BSCL": as defined in the preamble to this Agreement.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the Commonwealth of Puerto Rico having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;
(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of four years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's and for which a commercially recognized trading market exists; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

          "Certifications": as defined in Section 5.3(d).

          "Closing Date": the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is April 11, 2006.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Commitment Fee Rate": 0.50% per annum.

          "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Sections 414 (b) or (c) of the Code and solely to the extent required by operation of Title IV of ERISA or Section 412 of the Code or
Section 302 of ERISA, Sections 414(m) or (o) of the Code.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

          "Conduit Lender": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrowers (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or
11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

          "Confidential Information Memorandum": the Confidential Information Memorandum furnished to the Lenders in connection with the Existing Credit Agreement.

          "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

          "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

          "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of Holdings, and (g) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains determined in accordance with GAAP and (b) any other non-cash income (excluding (i) non-cash income related to accounts receivable in the ordinary course of business and (ii) any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period Holdings or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period Holdings or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period (which pro forma calculation may include pro forma adjustments in accordance with Regulation S-X under the Securities Act of 1933, as amended, or otherwise approved by the Administrative Agent). As used in this definition, "Material Acquisition" means the Original Transactions and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $1,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $1,000,000. Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $27,000,000.00 and $30,600,000.00 for the fiscal quarters ending March 31, 2005 and June 30, 2005, respectively.

          "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

          "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of Holdings or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans), (c) income taxes paid in cash during such period, (d) Capital Expenditures paid in cash during such period, (e) Restricted Payments paid in cash during such period pursuant to Section 8.6(c) and (d) management fees paid in cash during such period pursuant to the Management Services Agreement.

          "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations and any permitted cash interest on the Subordinated Notes or any Permitted Subordinated Seller Indebtedness paid in cash during such period) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries other than the Subordinated Notes (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that interest income shall not be deducted in the calculation of Consolidated Interest Expense.

          "Consolidated Leverage Ratio": at any time, the ratio of (a) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

          "Consolidated Net Income": for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person acquired after the Closing Date which is accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated after the Closing Date with Holdings or any of its Subsidiaries,
(b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary (it being understood that compliance with the Requisite Statutory Capital requirements shall not result in excluding any undistributed earnings under this clause (c)).

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include (a) the Subordinated Notes and (b) any Permitted Subordinated Seller Indebtedness to the extent such Permitted Subordinated Seller Indebtedness does not provide for, or require payments of interest in cash.

          "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control": with respect to a Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Control Agreement": a Control Agreement to be executed by the applicable Loan Party in a form reasonably approved by the Administrative Agent.

          "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

          "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollars" and "$": dollars in lawful currency of the United States.

          "Domestic Subsidiary": any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States (but excluding Subsidiaries organized under the laws of Puerto Rico).

          "Dormant Subsidiaries": the Subsidiaries listed on Schedule 1.1(a).

          "ECF Percentage": 50%; provided that the ECF Percentage shall be 0%, if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00.

          "Enterprises": Care Enterprises I, Inc., a New Jersey Corporation.

          "Environmental Laws": any and all foreign, Federal, state, Commonwealth of Puerto Rico, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "Equity Offering": The issuance by Holdings in December 2005 of additional shares of common stock in a private placement yielding approximately $388,100,000 in gross proceeds to Holdings (comprised of $337,500,000 of gross proceeds completed in December 2005 plus an over allotment option completed in January 2006 of $50,600,000 of gross proceeds).

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year,
(iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net decrease during such fiscal year of the amount of cash and Cash Equivalents required to be maintained by MMM in order to comply with Section 8.1(c) as of the last day of such fiscal year over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year,
(vi) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) net increase during such fiscal year of the amount of cash or Cash Equivalents required to be maintained by MMM in order to comply with Section 8.1(c) as of the last day of such fiscal year and (viii) with respect to the determination of Excess Cash Flow for the fiscal year ended December 31, 2005, the sum of (x) $3,000,000 and (y) the amount of cash and Cash Equivalents required to be maintained by MMM in order to comply with Section 8.1(c) as of December 31, 2005.

          "Excess Cash Flow Application Date": as defined in Section 4.2(c).

          "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral to support the Obligations of either Borrower or (b) the guaranteeing by such Subsidiary of the Obligations of either Borrower would, in the good faith judgment of Holdings, result in adverse tax consequences to Holdings, in which case such Foreign Subsidiary shall be an "Excluded Foreign Subsidiary" as to the Obligations of such Borrower.

          "Excluded Indebtedness": all Indebtedness permitted by clauses (a),
(b), (c), (d), (e), (f), (g), (h), and (i) of Section 8.2.

          "Existing Credit Agreement": as defined in the recitals to this Agreement.

          "Existing Lender": as defined in the recitals to this Agreement.

          "Facility": each of (a) the Original Term Loans and the New Term Commitments and Loans made thereunder (the "Term Facility"), (b) the Incremental Term Commitments having the same Increased Amount Date and the Incremental Term Loans made thereunder (each, an "Incremental Term Facility") and (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

          "First Amendment": the First Amendment to the Existing Credit Agreement, dated as of December 16, 2005.

          "Foreign Subsidiary": any Subsidiary of Holdings that is not a Domestic Subsidiary.

          "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of either Borrower, Indebtedness in respect of the Loans.

          "Funding Office": the office of the Administrative Agent specified in
Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

          "GAAP": generally accepted accounting principles in the United States as in effect from time to time.

          "Governmental Authority": any nation or government (including the Commonwealth of Puerto Rico), any state, municipality or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the NAIC).

          "Group Members": the collective reference to Holdings and its Subsidiaries.

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Holdings, each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the relevant Borrower in good faith.

          "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

          "Health Plan Authorities": as defined in Section 5.3(d).

          "Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.

          "Holdings": as defined in the preamble to this Agreement.

          "Immaterial Subsidiary": any Subsidiary with (a) total assets determined in accordance with GAAP not exceeding $500,000 and (b) total revenue determined in accordance with GAAP not exceeding $500,000 for the most recent four quarter period for which financial statements have been delivered; provided that the (a) aggregate total assets of all Immaterial Subsidiaries determined in accordance with GAAP shall not exceed $3,000,000 at any time or (b) aggregate total revenue of all Immaterial Subsidiaries determined in accordance with GAAP shall not exceed $3,000,000 for the most recent four quarter period for which financial statements have been delivered.

          "Incremental Amount": at any time, the excess, if any, of (a) $200,000,000 over (b) the aggregate amount of all Incremental Term Commitments established prior to such time pursuant to Section 2.4.

          "Incremental Assumption Agreement": an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

          "Incremental Term Commitment": the commitment of any Lender, established pursuant to Section 2.4, to make Incremental Term Loans to one of the Borrowers.

          "Incremental Term Facility": as defined in the "Facility" definition.

          "Incremental Term Lender": a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

          "Incremental Term Loan Maturity Date": the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

          "Incremental Term Percentage": as to any Lender in respect of any Incremental Facility, at any time, the percentage which the aggregate principal amount of such Lender's Incremental Term Loans under such Facility then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding under such Facility.

          "Incremental Term Loan Repayment Dates": subject to Section 2.4(b), the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

          "Incremental Term Loans": as defined in Section 2.1(b).

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and
(i) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Interest Payment Date": (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan,
(b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by such Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) the Borrowers may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans or the applicable Incremental Term Loan Maturity Date, as the case may be; and

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "Investments": as defined in Section 8.8.

          "Issuing Lender": any financial institution designated by the L/C Lender as the "Issuing Lender" hereunder.

          "L/C Commitment": $3,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

          "L/C Lender": Bear Stearns Corporate Lending Inc., in its capacity as the party responsible for causing the issuance of Letters of Credit hereunder.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

          "L/C Participants": the collective reference to all the Revolving Lenders other than the L/C Lender.

          "Lead Arranger": as defined in the preamble to this Agreement.

          "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

          "Letters of Credit": as defined in Section 3.7(a).

          "Licensed Subsidiaries": any Subsidiary of Holdings which is licensed and subject to regulation under applicable Federal, state or Commonwealth of Puerto Rico insurance, health services organization, or health care statutes, rules or regulations or Medicare rules and regulations.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Loan": any loan made by any Lender pursuant to this Agreement (including any Incremental Term Loans).

          "Loan Documents": this Agreement, the Security Documents, each Incremental Assumption Agreement, the Reaffirmation Agreement and the Notes.

          "Loan Parties": each Group Member that is a party to a Loan Document.

          "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans (other than Incremental Term Loans), the Incremental Term Loans outstanding thereunder or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

          "Management Services Agreement": the Management Services Agreement among MMM and Enterprises, dated November 30, 2004, relating to Enterprises' provision of certain investment and management services to MMM and its Subsidiaries.

          "Managing Member": Care Enterprises III, LLC, a Delaware limited liability company.

          "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders, taken as a whole, hereunder or thereunder.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "MMM": as defined in the preamble to this Agreement.

          "MMM Healthcare": as defined in the definition of "Original Transactions".

          "Mortgaged Properties": the real properties listed on Schedule 1.1(b), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

          "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in a form reasonably satisfactory to the Administrative Agent and meeting the requirements of the law of the jurisdiction in which such mortgage or deed of trust is to be recorded. In the case of property located in the Commonwealth of Puerto Rico, each such Mortgage shall secure a mortgage note that shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to a mortgage note pledge agreement, and the term "Mortgage" shall include each such mortgage note and mortgage note pledge agreement.

          "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NAIC": the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States towards the promotion of uniformity in the practices of such Governmental Authorities.

          "NAMM": as defined in the preamble to this Agreement.

          "NAMM Group": the collective reference to PrimeCare, North American Medical Management California, Inc., a Tennessee corporation, NAMM Illinois, Inc., a Delaware corporation, and their Subsidiaries.

          "NAMM Purchase Agreement": the Stock Purchase Agreement by and among Holdings and Aveta Health, Inc. dated as of the Closing Date.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          "New Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a New Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "New Term Commitment" under such Lender's name on such Lender's Addendum. The original aggregate amount of the New Term Commitments is $28,680,000.

          "New Term Lender": each Lender that has a New Term Commitment or that holds a New Term Loan.

          "New Term Loan": as defined in Section 2.1.

          "New Term Percentage": as to any New Term Lender at any time, the percentage which such Lender's New Term Commitment then constitutes of the aggregate New Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's New Term Loans then outstanding constitutes of the aggregate principal amount of the New Term Loans then outstanding).

          "Non-Excluded Taxes": as defined in Section 4.10(a).

          "Non-U.S. Lender": as defined in Section 4.10(d).

          "Notes": the collective reference to any promissory note evidencing Loans.

          "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrowers to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty or Subordinated Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

          "Operating Agreement": the Second Amended and Restated Operating Agreement of Holdings dated as of the Closing Date.

          "Original Closing Date": as defined in the recitals to this Agreement.

          "Original Term Lender": each Lender that holds an Original Term Loan.

          "Original Term Loan": as defined in the recitals to this Agreement.

          "Original Term Percentage": as to any Original Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Original Term Loans then outstanding constitutes of the aggregate principal amount of the Original Term Loans then outstanding.

          "Original Transactions": the collective reference to the following transactions entered into by Holdings on the Original Closing Date pursuant to which (a) Holdings purchased all of the outstanding capital stock of NAMM for consideration consisting of a promissory note in an amount equal to $95,756,000, financed in part by an issuance of pay-in-kind subordinated notes issued by Holdings in an aggregate principal amount equal to $30,500,000 (the "Subordinated Notes"); (b) MMM refinanced the then existing senior secured credit facilities of MMM and repaid all the other outstanding indebtedness of MMM in an aggregate amount of approximately $150,700,000; (c) MMM Healthcare Inc. ("MMM Healthcare") paid a dividend to

MMM for the purpose of financing a dividend by MMM to Holdings and, in turn, by Holdings to the Sponsors, in each case in an aggregate amount up to $193,000,000; and (d) MMM paid an earn-out payment owed to the prior owners of the equity of MMM in an amount equal to $37,100,000.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 11.6(c).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permitted Acquisition": as defined in Section 8.8(h).

          "Permitted Investors": the collective reference to the Sponsors and their Control Investment Affiliates.

          "Permitted Subordinated Seller Indebtedness": Indebtedness in an aggregate principal amount not to exceed $50,000,000 incurred in connection with a Permitted Acquisition that (a) is issued by Holdings or either or both of the Borrowers to any seller in connection with such Permitted Acquisition; provided that any Permitted Subordinated Seller Indebtedness issued to either or both of the Borrowers shall be apportioned to NAMM and MMM in a manner acceptable to the Administrative Agent, (b) matures no earlier than, and does not require any scheduled principal payments prior to February 22, 2012, (c) is, together with any Guarantees thereof, subordinated to the Obligations on terms satisfactory to the Administrative Agent, (d) does not include any mandatory prepayment provisions (including any rights of the holder to require the repayment or prepayment of such Indebtedness) and (e) otherwise has terms and conditions that are satisfactory to the Administrative Agent.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pricing Grid": the table set forth below.

                                Applicable Margin     Applicable Margin
Consolidated Leverage Ratio   for Eurodollar Loans   for Base Rate Loans
---------------------------   --------------------   -------------------
 Greater than or equal to
       1.75 to 1.00                   2.25%                 1.25%
  Less than 1.75 to 1.00              2.00%                 1.00%

          For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section
7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.1.

          "PrimeCare": PrimeCare Medical Network, Inc., a California corporation.

          "Pro Forma Balance Sheet": as defined in Section 5.1(a).

          "Pro Forma Income Statement": as defined in Section 5.1(a).

          "Projections": as defined in Section 7.2(c).

          "Properties": as defined in Section 5.17(a).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents. It being understood that for purposes of determining whether a counterparty to a Specified Hedge Agreement is a Qualified Counterparty, in the event any Specified Hedge Agreement is assigned to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent, such Specified Hedge Agreement shall be deemed to be entered into as of the date of such assignment.

          "Reaffirmation Agreement": a Reaffirmation Agreement, substantially in the form of Exhibit I.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

          "Reference Lender": The Bank of New York.

          "Refunded Swingline Loans": as defined in Section 3.4(b).

          "Refunding Date": as defined in Section 3.4(c).

          "Register": as defined in Section 11.6(b).

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Reimbursement Obligation": with respect to a Borrower, the obligation of such Borrower to reimburse the L/C Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit issued at the request of such Borrower.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any Asset Sale or Recovery Event in respect of which either Borrower has delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed by a Responsible Officer of either Borrower stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in such Borrower's business.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which either Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in such Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

          "Required Lenders": at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding (and prior to the Closing Date, New Term Commitments, if any) and
(b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Requisite Statutory Capital": (a) with respect to MMM Healthcare, the sum of (i) $3,000,000 and (ii) the minimum amount of net capital required to be maintained by it under applicable law and regulation and (b) for any other Licensed Subsidiary, the minimum amount of net capital required to be maintained by such Licensed Subsidiary under applicable law and regulations.

          "Responsible Officer": the chief executive officer, president or chief financial officer of Holdings or either Borrower, but in any event, with respect to financial matters, the chief financial officer of Holdings or either Borrower, as applicable.

          "Restricted Payments": as defined in Section 8.6.

          "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" under such Lender's name on such Lender's Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Closing Date is $20,000,000.

          "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

          "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

          "Revolving Loans": as defined in Section 3.1(a).

          "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

          "Revolving Termination Date": August 23, 2010.

          "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          "Secured Parties": the collective reference to the Lenders, the Administrative Agent, the Qualified Counterparties, the Issuing Lender, the L/C Lender and the Swingline Lender.

          "Security Documents": the collective reference to (i) the Guarantee and Collateral Agreement, (ii) the Control Agreements, (iii) the Mortgages and
(iv) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party to any Secured Party under any Loan Document or Specified Hedge Agreement.

          "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

          "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Hedge Agreement": any Hedge Agreement (a) entered into by
(i) Holdings or either Borrower and (ii) a Qualified Counterparty, as counterparty or a Subordinated Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty or such Subordinated Qualified Counterparty, as applicable, and the relevant Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement; provided that Specified Hedge Agreements entered into by the Borrowers may only relate to payments of interest under this Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty or Subordinated Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement, except as contemplated in Section
11.15. It being understood that any Hedge Agreement entered into prior to the Closing Date that satisfies the requirements set forth above may be designated as a Specified Hedge Agreement.

          "Sponsors": the collective reference to the Straus Group and certain shareholders of Holdings as of the Closing Date, set forth on Schedule 1.1(c).

          "Straus Group": the collective reference to (a) Daniel Straus, (b) Joseph Mark and (c) each Control Investment Affiliate or Affiliate of Daniel Straus or Joseph Mark.

          "Subordinated Notes": as defined in the definition of "Original Transactions".

          "Subordinated Qualified Counterparty": with respect to any Specified Hedge Agreement, any other financial institution designated by Holdings so long as prior to entering into such Specified Hedge Agreement such financial institution and the Loan Parties shall execute a subordination agreement providing for the subordination of the Liens securing such Specified Hedge Agreement to any Liens securing the Secured Parties on terms and conditions satisfactory to the Administrative Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Subordinated Qualified Counterparty, such counterparty shall constitute a Subordinated Qualified Counterparty hereunder and under the other Loan Documents.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

          "Subsidiary Guarantor": each Subsidiary of Holdings other than (i) any Foreign Subsidiary with respect to any Obligations which would cause such Foreign Subsidiary to be an Excluded Foreign Subsidiary if such Obligations were guaranteed or secured by such Foreign Subsidiary, (ii) any Dormant Subsidiary,
(iii) any Immaterial Subsidiary and (iv) any Licensed Subsidiary to the extent such Licensed Subsidiary is required to obtain the consent of any Governmental Authority in connection with its execution of the Guarantee and Collateral Agreement or any Mortgage and such Licensed Subsidiary has not obtained such consent.

          "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

          "Swingline Lender": Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.

          "Swingline Loans": as defined in Section 3.3(a).

          "Swingline Participation Amount": as defined in Section 3.4(c).

          "Term Lenders": the collective reference to the Original Term Lenders. the New Term Lenders and, unless the context otherwise requires, any Incremental Term Lender.

          "Term Loans": the collective reference to the Original Term Loans, the New Term Loans and, unless the context otherwise requires, the Incremental Term Loans.

          "Term Percentage": as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Term Loans (other than Incremental Term Loans) then outstanding constitutes of the aggregate principal amount of the Term Loans (other than Incremental Term Loans) of all of the Term Lenders then outstanding.

          "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

          "Total Adjusted Capital": as to any Licensed Subsidiary, the sum of
(i) such Licensed Subsidiary's statutory capital and surplus as determined in accordance with the relevant statutory accounting applicable to the annual financial statements required to be filed by such Licensed Subsidiary and (ii) such other items, if any, as the relevant risk based capital instructions under applicable law may provide.

          "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

          "Transaction Documentation": as defined in Section 6.1(b)(i).

          "Transferee": any Assignee or Participant.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "United States": the United States of America.

          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any

Group Member not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, that the Borrowers on the one hand, and the Administrative Agent and Lenders on the other hand, agree to negotiate in good faith any proposed amendment to eliminate or adjust for the effect of any such change in GAAP.

                 SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

          2.1. Term Commitments. (a) Subject to the terms and conditions hereof, each New Term Lender severally agrees to make a term loan (a "New Term Loan") to NAMM on the Closing Date in an aggregate amount not to exceed the amount of the New Term Commitment of such Lender.

          (b) Subject to the terms and conditions hereof and in the applicable Incremental Assumption Agreement, each Incremental Term Loan Lender under an Incremental Term Facility severally agrees to make incremental term loans (each, an "Incremental Term Loan") to the relevant Borrower on the Increased Amount Date for such Facility in an amount for such

Incremental Term Loan Lender not to exceed the amount of the Incremental Term Commitment of such Lender in respect of such Facility.

          (c) All Original Term Loans outstanding under the Existing Credit Agreement on the Closing Date shall remain outstanding hereunder on the terms set forth herein and, in the case of Eurodollar Loans, with the same Interest Periods in effect.

          (d) The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

          2.2. Procedure for New Term Loan Borrowing. Each Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the New Term Lenders make the New Term Loans on the Closing Date and specifying the amount to be borrowed. The New Term Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no New Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each New Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each New Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the New Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the relevant Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the New Term Lenders in immediately available funds.

          2.3. Repayment of Term Loans. (a) The Term Loans of each Term Lender shall mature in the following consecutive quarterly installments each of which shall be in an amount equal to (a) such Lender's Term Percentage of the Base Term Amount multiplied by (b) the percentage set forth below opposite such installment:

Installment          Principal Amount
-----------          ----------------
June 30, 2006              0.25%
September 30, 2006         0.25%
December 31, 2006          0.25%
March 31, 2007             0.25%
June 30, 2007              0.25%
September 30, 2007         0.25%
December 31, 2007          0.25%
March 31, 2008             0.25%
June 30, 2008              0.25%
September 30, 2008         0.25%

December 31, 2008          0.25%
March 31, 2009             0.25%
June 30, 2009              0.25%
September 30, 2009         0.25%
December 31, 2009          0.25%
March 31, 2010             0.25%
June 30, 2010              0.25%
September 30, 2010         0.25%
December 31, 2010         23.75%
March 31, 2011            23.75%
June 30, 2011             23.75%
August 22, 2011           24.25%

          2.4. Incremental Term Commitments. (a) Either or both of the Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Commitments from, unless otherwise agreed by the Administrative Agent, BSCL in an amount not to exceed the Incremental Amount; provided that any Incremental Term Loans shall be apportioned to NAMM and MMM in a manner acceptable to the Administrative Agent (it being understood that nothing in this Agreement shall constitute a commitment by BSCL to provide any Incremental Term Loans and any such Incremental Term Commitment will be subject to the sole discretion of BSCL at the time the Borrower requests any Incremental Term Loans pursuant to this Section). Such notice shall set forth (i) the amount of the Incremental Term Commitments being requested (which shall be in a minimum amount of $50,000,000 and minimum increments of $1,000,000) and (ii) the date on which such Incremental Term Commitments are requested to become effective (an "Increased Amount Date").

          (b) The applicable Borrower or Borrowers and the relevant Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the maturity date of the existing Term Loans and (ii) the Incremental Term Loans shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the existing Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended without further consent from Lenders to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Commitments evidenced thereby as provided for in Section
11.1. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers' consent (not to be unreasonably withheld) and furnished to the other parties hereto.

          (c) Notwithstanding the foregoing, no Incremental Term Commitment shall become effective under this Section 2.4 unless (i) Holdings and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 8.1, after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds therefrom as if made and applied on such date, (ii) no Default or Event of Default would exist prior to or after giving pro forma effect to the incurrence of such Incremental Term Loans and the application of proceeds therefrom, (iii) on the date of such effectiveness, the conditions set forth in Section 6.2 shall be satisfied, (iv) the Facilities shall have been rated at least "B1" by Moody's and at least "B" by S&P, in each case with a stable or better outlook, and Moody's and S&P shall have confirmed that such ratings shall remain in effect after giving effect to such Incremental Term Loans and the application of the proceeds therefrom, (v) the Administrative Agent shall have received a certificate dated the date of such effectiveness executed by a Responsible Officer of the relevant Borrower stating that each of the foregoing conditions has been satisfied and setting forth the relevant calculations demonstrating such compliance, and (vi) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 6.1 and such additional documents and filings (including amendments to the Security Documents) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with the existing Term Loans.

              SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

          3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period, each Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

          (b) Each Borrower agrees to repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date.

          3.2. Procedure for Revolving Loan Borrowing. Each Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no

Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Each borrowing by a Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the relevant Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from either Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

          3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

          (b) Each Borrower agrees to repay all outstanding Swingline Loans made to such Borrower on the Revolving Termination Date.

          3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing
Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.

The Administrative Agent shall make the proceeds of such Swingline Loan available to the relevant Borrower on such Borrowing Date by depositing such proceeds in the account of such Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the relevant Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan to such Borrower, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of the relevant Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the relevant Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Lender's obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrowers may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of either Borrower; (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          3.5. Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) Each Borrower agrees to pay to the Administrative Agent and the Lead Arranger the fees in the amounts and on the dates previously agreed to in writing by Holdings, the Borrowers, the Administrative Agent and the Lead Arranger.

          3.6. Termination or Reduction of Revolving Commitments. The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

          3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, the L/C Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to cause the Issuing Lender to issue letters of credit ("Letters of Credit") for the account of the relevant Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the L/C Lender and the Issuing Lender; provided that the L/C Lender shall have no obligation to cause any Letter of Credit to be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the L/C Lender and the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and
(y) the date that is five Business Days prior to the Revolving Termination Date, provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) The L/C Lender shall not at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause the L/C Lender, the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.8. Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that the L/C Lender cause a Letter of Credit to be issued by delivering to the L/C Lender and the Issuing Lender at its address for notices specified herein an Application therefor (which application may specify the requirements of any applicable Governmental Authority), completed to the satisfaction of the L/C Lender and the Issuing Lender, and such other certificates, documents and other papers and information as the L/C Lender or the Issuing Lender may request. Upon receipt of any Application, the L/C Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the L/C Lender will cause such Application and the certificates, documents and other papers and information delivered to it in connection therewith to be processed by the L/C Lender and the Issuing Lender in accordance with its customary procedures and shall promptly cause the Letter of Credit requested thereby to be issued (but in no event shall the L/C Lender be required to cause any Letter of Credit to be issued earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by causing the original of such Letter of Credit to be issued to the beneficiary thereof or as otherwise may be agreed to by the L/C Lender, the Issuing Lender and the relevant Borrower. The L/C Lender shall furnish a copy of such Letter of Credit to the relevant Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The L/C Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

          3.9. Fees and Other Charges. (a) Each Borrower agrees to pay a fee on all outstanding Letters of Credit issued at its request at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each Borrower agrees to pay to the L/C Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit issued at its request as agreed by such Borrower and the L/C Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

          (b) In addition to the foregoing fees, each Borrower agrees to pay or reimburse the L/C Lender and the Issuing Lender, as the case may be, for such normal and customary costs and expenses as are incurred or charged by the L/C Lender and the Issuing Lender, as the case may be, in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.10. L/C Participations. (a) The L/C Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the L/C Lender to cause Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Lender, on the terms and conditions set forth below, for such

L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in the L/C Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder (which shall include the L/C Lender's obligation to reimburse such applicable Issuing Lender for the amount of such drawing). Each L/C Participant unconditionally and irrevocably agrees with the L/C Lender that, if a draft is paid under any Letter of Credit for which the L/C Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the L/C Lender an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the L/C Lender.

          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the L/C Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the L/C Lender to the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the L/C Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the L/C Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the L/C Lender by such L/C Participant within three Business Days after the date such payment is due, the L/C Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the L/C Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the L/C Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the L/C Lender receives any payment related to such Letter of Credit (whether directly from the relevant Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the L/C Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or L/C Lender, as the case may be, shall be required to be returned by the Administrative Agent or L/C Lender, such L/C Participant shall return to the Administrative Agent for the account of the L/C Lender the portion thereof previously distributed by the Administrative Agent or the L/C Lender, as the case may be, to it.

          3.11. Reimbursement Obligation of the Borrower. Each Borrower agrees to reimburse the L/C Lender on the Business Day next succeeding the Business Day on which the L/C Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the L/C Lender or the Issuing Bank in connection with such payment. Each such payment shall be made to the L/C Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless (i) the relevant Borrower shall have notified the Administrative Agent, the L/C Lender and the Issuing Lender prior to 1:00 P.M., New York City time, on the date such drawing is honored that such Borrower intends to reimburse the L/C Lender for the amount of such payment with funds other than the proceeds of Loans or (ii) an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to either Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the relevant Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the L/C Lender of such drawing under such Letter of Credit.

          3.12. Obligations Absolute. Each Borrower's obligations under Section
3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against the L/C Lender and the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the L/C Lender that the L/C Lender shall not be responsible for, and such Borrower's Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. The L/C Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Each Borrower agrees that any action taken or omitted by the L/C Lender or the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of the L/C Lender or the Issuing Lender to such Borrower. The Issuing Lender shall not have any liability to the Borrowers, the Administrative Agent or the Lenders in respect of any Letters of Credit issued by it or any Letters of Credit requested to be issued by it, nor shall the Issuing Lender owe any duty to any Person, or be deemed to have agreed, to issue any Letters of Credit (it being understood that the Issuing Lender shall issue Letters of Credit, if at all, pursuant to separate contractual arrangements with, and solely for the benefit of, the L/C Lender and any duties, obligations or liabilities of the Issuing Lender shall be only those set forth in such separate contractual arrangements).

          3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the L/C Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the L/C Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to causing the Issuing Lender to determine that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

     SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

          4.1. Optional Prepayments. (a) Each Borrower may at any time and from time to time prepay its Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, two Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

          4.2. Mandatory Prepayments and Revolving Commitment Reductions. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (other than Excluded Indebtedness and any Capital Stock issued to any Group Member, and any issuance of Capital Stock by Holdings, to the extent the Net Cash Proceeds thereof are used to finance a Permitted Acquisition) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to 100% (or, in the case of any such issuance of Capital Stock or capital contribution, 50%) of the Net Cash Proceeds (in the case of a issuance of Capital Stock, Net Cash Proceeds less any amount paid to the holders of any Permitted Subordinated Seller Indebtedness) thereof shall be applied on the date of such issuance, incurrence or contribution toward the prepayment of the Term Loans as set forth in

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                                                                              38


Section 4.2(d); provided, that, notwithstanding the foregoing, it is understood that pursuant to the terms of the First Amendment, only $148,000,000 of Net Cash Proceeds of the Equity Offering was required to be applied on the date of receipt thereof toward the prepayment of the Term Loans as set forth in Section 4.2(d)).

          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrowers shall cause an amount equal to such Net Cash Proceeds to be applied on such date toward the prepayment of the Term Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $10,000,000 in any fiscal year of Holdings and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(d).

          (c) If, for any fiscal year of Holdings commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 4.2(d). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of Holdings referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and
(ii) the date such financial statements are actually delivered.

          (d) Amounts to be applied in connection with prepayments made pursuant to Section 4.2 shall be applied to the prepayment of the Term Loans in the manner provided in Section 4.8(b). The application of any prepayment pursuant to
Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          4.3. Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert its Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Borrower may elect from time to time to convert its Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

          4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due subject to any grace period provided herein (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

          4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which withdrawal shall occur promptly following the termination of any such circumstances), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall either Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          4.8. Pro Rata Treatment and Payments. (a) Each borrowing by each Borrower from the Lenders hereunder, each payment by each Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Original Term Percentages, New Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

          (b) Each payment (including each prepayment) by each Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Original Term Loans, New Term Loans and Incremental Term Loans of such Borrower then held by the Term Lenders and shall be applied pro rata to the Original Term Loans, New Term Loans and Incremental Term Loans of each Borrower to the remaining installments thereof; provided that to the extent any mandatory prepayment of Term Loans required pursuant to Section 4.2 would require the payment of a dividend by MMM in order to finance such payment which would trigger the payment of taxes by the recipient of such dividend, MMM may request, and the Administrative Agent may consent in its discretion, that such prepayment not be required to be applied ratably to the Term Loans of each Borrower. Amounts prepaid on account of the Term Loans may not be reborrowed.

          (c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

          (d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the relevant Borrower.

          (f) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against either Borrower.

          (g) The Administrative Agent may elect, in its sole discretion, to reallocate Original Term Loans and New Term Loans between the Lenders for administrative purposes.

          4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be prima facie evidence of the amount or amounts thereof. Notwithstanding anything to the contrary in this Section, neither Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than three months prior to the date that such Lender notifies such Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          4.10. Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, net interest income, stamp or other taxes, licenses, excises, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that neither Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to deliver to the Borrowers the forms and documentation described in paragraph (d) or (e) of this Section, (ii) that are United States withholding taxes (excluding Puerto Rico withholding taxes) imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or
(iii) that are imposed on amounts payable to such Lender as a result of the designation by such Lender of a new lending office.

          (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers agree to indemnify the Agents and the Lenders for any incremental taxes, interest, surcharges or penalties that may become payable by any Agent or any Lender as a result of any such failure.

          (d) Each Lender that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, and, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit F in addition to a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by such Borrower under this Agreement and the other Loan Documents. Each Lender that is not a Non-U.S. Lender shall deliver to the Borrowers two copies of U.S. Internal Revenue Service Form W-9 (or any successor form). Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). A Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by either Borrower or with respect to which either Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

          4.11. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

          4.13. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 4.9 or 4.10(a), (b) is a Non-Consenting Lender (as defined in Section 11.1) or (c) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to
Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

          4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender's share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the

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                                                                              47


Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (d) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, in a form reasonably satisfactory to the Administrative Agent and the Borrowers.

          4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:

          5.1. Financial Condition. (a) (x) The unaudited pro forma consolidated balance sheet of Holdings as at December 31, 2005 (including the notes thereto) (the "Pro Forma Balance Sheet") and (y) the unaudited income statement of Holdings for the fiscal year ended December 31, 2005 (the "Pro Forma Income Statement"), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or the first day of the relevant period, as the case may be) to (i) the consummation of the Original Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet and the Pro Forma Income Statement each have been prepared based on the best information available to each Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position or results of operations, as the case may be, of Holdings and its consolidated Subsidiaries as at or for the period ending December 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date or the first day of such period.

          (b) The audited consolidated balance sheets of the NAMM Group as at December 31, 2002, December 31, 2003 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of each Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The audited consolidated balance sheets of MMM Healthcare as at December 31, 2004, and the related consolidated statements of income and of cash flows for the period from January 1, 2004 through November 30, 2004 and for the period from November 30, 2004 through December 31, 2004, reported on by and accompanied by an unqualified report from KPMG LLP, taken together present fairly the consolidated financial condition of MMM Healthcare as at such dates, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of each Borrower as at September 30, 2005, and the related unaudited consolidated statements of income and cash flows for the 9-month period ended on such date, present fairly the consolidated financial condition of each Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the 6-month period then ended (subject to normal year-end audit adjustments and, with respect to the financial statements of NAMM, giving effect to the formation of NAMM and its acquisition of the NAMM Group as if it had occurred on January 1, 2005). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, with respect to the financial statements of NAMM, giving effect to the formation of NAMM and its acquisition of the NAMM Group as if it had occurred on January 1, 2005). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

          5.2. No Change. Since December 31, 2004 there has been no development or event (excluding the effect of the Original Transactions) that has had or could reasonably be expected to have a Material Adverse Effect.

          5.3. Corporate Existence; Compliance with Law. Except as set forth on
Schedule 5.3, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, (d) owns and/or possess all legally required certificates, certifications, permits, licenses, authorizations, consents and approvals (collectively, the "Certifications") from any health care and/or insurance-related federal, state, Commonwealth of Puerto Rico or local governmental or quasi-governmental authority or any agency, board, authority or entity concerned with the ownership or operation of any Group Member as a company providing healthcare, health services or other insurance benefits and/or as a managed care plan (collectively, "Health Plan Authorities") except to the extent that the failure to own and/or possess such Certifications could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) is in compliance with all Requirements of Law, including, without limitation, material provisions of

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                                                                              49


the laws, ordinances, statutes, codes, regulations, orders of all Health Plan Authorities having jurisdiction over the financing and operation of the Group Members except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Original Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices will be obtained or made within the time frames required by applicable Governmental Authorities or Persons and
(ii) consents, authorizations, filings and notices not reasonably expected to have a Material Adverse Effect and (iii) the filings referred to in Section
5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to Holdings or any of its Subsidiaries as of the date of this Agreement could reasonably be expected to have a Material Adverse Effect.

          5.6. Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

          5.7. No Default. Except as set forth on Schedule 5.7, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Group Member has received notice from any federally funded healthcare program that it has engaged in any activity that reasonably would be expected to result in the revocation of, or imposition of other sanctions affecting, the right of any Group Member to participate in federally funded healthcare programs except to the extent that such revocation or imposition of sanctions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          5.8. Ownership of Property; Liens. Except as set forth on Schedule 5.8, each Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 8.3. Notwithstanding the foregoing, as of the Closing Date, no Group Member has any fee-owned real property.

          5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

          5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state, Commonwealth of Puerto Rico, municipal and other material tax returns that are required to be filed (which returns are accurate and complete in all material respects) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings or either Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

          5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

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                                                                              51


          5.13. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither any Loan Party nor any Commonly Controlled Entity would become subject to any liability under ERISA if any Loan Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.13 are qualified such (i) that to the extent that any such representation or warranty applies to a Multiemployer Plan, such representation or warranty shall be deemed to be to the knowledge of Holdings or any Loan Party and (ii) a breach or failure to comply with such representation or warranty shall not be treated as such unless the circumstances of such breach or failure have resulted in or could reasonably be expected to have, in the aggregate, a Material Adverse Effect.

          5.14. Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, (a) Schedule
5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of either Borrower or any of their respective Subsidiaries, except as created by the Loan Documents.

          5.16. Use of Proceeds. The proceeds of the Original Term Loans were used, together with cash on hand at the Borrowers as of the opening of business on the Original Closing Date, to finance the Original Transactions and to pay related fees and expenses. The proceeds of the New Term Loans shall be used to repay the aggregate principal amount of all Revolving Loans outstanding on the Closing Date and for general corporate purposes. The proceeds of the Incremental Term Loans shall be used to finance Permitted Acquisitions and to pay related fees and expenses. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of

Credit shall be used for general business purposes of the Borrowers and their Subsidiaries in the ordinary course of business.

          5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

     (d) no judicial proceeding or governmental or administrative action has been commenced or, to the knowledge of Holdings or either Borrower, is pending or threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

          5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information,

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                                                                              53


document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact actually known to any Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, the delivery to, and continuing possession by, the Collateral Agent of stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, the financing statements on file (or to be filed) in the offices specified on Schedule 5.19(a), create (or, when filed, will create) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1(b) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States (including the Commonwealth of Puerto Rico) and held by the Borrowers or any of their Subsidiaries that has a value, in the reasonable opinion of the relevant Borrower, in excess of $500,000.

          5.20. Solvency. Each Loan Party is, and after giving effect to the Original Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

          5.21. Certain Documents. The Borrowers have delivered to the Administrative Agent a complete and correct copy of (a) the Transaction Documentation including any

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                                                                              54


amendments, supplements or modifications with respect thereto and (b) the Management Services Agreement.

          5.22. Dormant Subsidiaries. None of the Dormant Subsidiaries (a) is engaged in any business operations (b) hold any assets exceeding $500,000 in the aggregate (for all such Dormant Subsidiaries) or (c) has any liabilities exceeding $500,000.

                        SECTION 6. CONDITIONS PRECEDENT

          6.1. Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each New Term Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than May 30, 2006), of the following conditions precedent:

     (a) Credit Agreement; Reaffirmation Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, Holdings, each Borrower and each Person that is a Lender as of the Closing Date and (ii) a Reaffirmation Agreement, substantially in the form of Exhibit I, executed and delivered by Holdings, each Borrower and each Subsidiary Guarantor.

     (b) Approvals. All governmental and third party approvals (required by the Transaction Documentation) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with this Agreement, the financing contemplated hereby and the continuing operations of the Group Members shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on this Agreement or the financing contemplated hereby except (i) consents, authorizations, filings and notices described in Schedule 5.4 and (ii) consents, authorizations, filings and notices not reasonably expected to have a Material Adverse Effect.

     (c) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

     (d) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

     (e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of Proskauer Rose LLP, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit H-1;

               (ii) the legal opinion of Martinez Odell & Calabria, local counsel in Puerto Rico to MMM and its Subsidiaries, substantially in the form of Exhibit H-2;

               (iii) the legal opinion of Fiddler Gonzalez & Rodriguez, P.S.C., special local counsel in Puerto Rico to MMM Healthcare and its Subsidiaries, substantially in the form of Exhibit H-3; and

               (iv) the legal opinion of Howard Kamins, general counsel of Holdings and its Subsidiaries, substantially in the form of Exhibit H-4;

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

     (f) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received, to the extent not previously delivered on or prior to the Original Closing Date, (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

     (g) Filings, Registrations and Recordings. To the extent not previously delivered on or prior to the Original Closing Date, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create or maintain in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall have been filed, registered or recorded.

     (h) Solvency Certificate. The Administrative Agent shall have received a satisfactory solvency certificate from the chief financial officer of Holdings, which shall document the solvency of Holdings and its Subsidiaries after giving effect to the transactions contemplated hereby.

          6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by Holdings and the Borrowers as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

                        SECTION 7. AFFIRMATIVE COVENANTS

          Holdings and each Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and each Borrower shall and shall cause each of its Subsidiaries (except for Dormant Subsidiaries and Immaterial Subsidiaries) to:

          7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

     (a) as soon as available, but in any event within 120 days after December 31, 2005, a copy of (i) the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, which financial statements shall include the NAMM Group for the period beginning on the Original Closing Date and ending on December 31, 2005, (ii) the audited consolidated balance sheet of MMM Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year and (iii) the audited consolidated balance sheet of the NAMM Group and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for (x) the period beginning on January 1, 2005 and ending on the Original Closing Date and (y) the period beginning on the Original Closing Date and ending on December 31, 2005, all reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;

     (b) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2006), a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;

     (c) as soon as available, but in any event within 120 days after the end of the fiscal year of Holdings ending December 31, 2005, a copy of the unaudited consolidated balance sheet of each Borrower and its respective consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, such financial statements to be prepared in a manner consistent with the Pro Forma Balance Sheet and the Pro Forma Income Statement, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of as being fairly stated in all material respects;

     (d) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings commencing with the fiscal quarter ending September 30, 2005, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

     (e) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings commencing with the fiscal quarter ending September 30, 2005, the unaudited consolidated balance sheet of each Borrower and its respective consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

     (f) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2006), a copy of the unaudited consolidated balance sheet of each Borrower and its respective consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Documents required to be delivered pursuant to this Section 7.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on behalf of the Borrowers on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

          7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

     (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of any financial statements pursuant to
Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations reasonably satisfactory to the Administrative Agent and necessary for determining compliance by each Group Member with the provisions of this Agreement (including, without limitation, Sections 7.11 and 8.1) referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

     (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of Holdings, a detailed quarterly consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

     (d) if Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 35 days after the end of each fiscal quarter of Holdings (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

     (e) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Transaction Documentation; and

     (f) within a reasonable time, such additional financial and other information as any Lender may from time to time reasonably request in writing.

Documents required to be delivered pursuant to this Section 7.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on behalf of the Borrowers on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

          7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, or before Liens attach as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, or except where the failure to pay could not reasonably be expect to have a Material Adverse Effect.

          7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary in the normal conduct of the business of the Group Members, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in the business of the Group Members in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects, in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon at least three Business Days prior notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

          7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

     (a) the occurrence of any Default or Event of Default;

     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document or in the case of clause (ii) above, to the extent such action could be reasonably expected to have a Material Adverse Effect;

     (d) the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     (f) each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.

          7.8. Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          7.9. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 8.3(g) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly
(i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, provided, that any such security interest in property acquired by an Excluded Foreign Subsidiary shall not secure Obligations of NAMM as a Borrower.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided, that any such Mortgage on property acquired by an Excluded Foreign Subsidiary shall not secure Obligations of NAMM as a Borrower.

          (c) With respect to any new Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that to the extent any such Subsidiary is an Excluded Foreign Subsidiary, such Subsidiary shall not be required to be a Subsidiary Guarantor with respect to the Obligations of NAMM as a Borrower.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary) insofar as such Excluded Foreign Subsidiary does not guarantee, or create a security interest in its assets with respect to, the Obligations of NAMM as a Borrower, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member to secure such Obligations of NAMM as a Borrower, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          7.10. Excess Cash Dividends. Cause each Licensed Subsidiary of each Borrower to distribute to such Borrower (no less frequently than quarterly) an amount equal to the excess of (a) the greater of (i) the portion of Consolidated Net Income attributable to the operations of such Licensed Subsidiary for such quarter and (ii) the amount of cash and Cash Equivalents on hand at such Licensed Subsidiary at the end of the relevant quarterly period (to the extent the same would not result in the payment of capital gains taxes by the Group Member receiving such dividends); provided that in no event shall any Licensed Subsidiary be required to make or cause a distribution that would result in any Licensed Subsidiary having an amount of capital that is below the Requisite Statutory Capital, violating applicable capital and surplus requirements under applicable Requirements of Law or pursuant to contractual commitments to maintain statutory capital reasonably satisfactory to the Administrative Agent or where prohibited by Governmental Authorities.

          7.11. Maintenance of Requisite Statutory Capital. Cause each Licensed Subsidiary of each Borrower to maintain its Requisite Statutory Capital at all times.

          7.12. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by either Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Party may be required to obtain from such Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

          7.13. Licensed Subsidiaries. Upon request of the Administrative Agent, to the extent permitted under applicable law, use its reasonable efforts to cause each Subsidiary (a) which is a Licensed Subsidiary as of the Closing Date to become a Subsidiary Guarantor as soon as practicable after the Closing Date and (b) which becomes a Licensed Subsidiary (by virtue of acquisition or otherwise) after the Closing Date to become a Subsidiary Guarantor at the time such Subsidiary becomes a Licensed Subsidiary or as soon as practicable thereafter (it being understood that to the extent that such Licensed Subsidiary is an Excluded Foreign Subsidiary with respect to the Obligations of either Borrower, such Licensed Subsidiary shall not be required to become a Subsidiary Guarantor with respect to the Obligations of such Borrower (it being understood that the Borrowers are not using any such reasonable efforts to cause a Licensed Subsidiary to become a Subsidiary Guarantor as of the date hereof).

          7.14. Deposit Accounts. Promptly after the Closing Date (but in no event later than June 30, 2006), cause all Deposit Accounts (as defined on the Guarantee and Collateral Agreement) of the Loan Parties to be subject to Control Agreements executed by all parties thereto.

          7.15. Dormant Subsidiaries. Promptly after the Closing Date cause each Dormant Subsidiary to be dissolved, liquidated, wound up, consolidated or merged with or into any other Person.

          7.16. Interest Rate Protection. In the case of the Borrowers, in the event (a) the applicable Borrower or Borrowers shall have borrowed Incremental Term Loans in an initial aggregate principal amount of not less than $100,000,000 and (b)(i) the aggregate amount of Term Loans outstanding on the date that is 180 days after the date of such borrowing is not less than the aggregate amount of Term Loans outstanding on the date immediately preceding such borrowing plus $95,000,000 or (ii) the Consolidated Leverage Ratio is greater than 2.75 to 1.0 on a pro forma basis (for the avoidance of doubt, such calculation shall be based on the Borrowers' Consolidated Total Debt on such date and the Borrowers' Consolidated EBITDA for the most recent four quarter period for which financial statements have been delivered), within 190 days after the date of such borrowing, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 33% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

          7.17. Post-Closing Requirement. No later than 15 days after the Closing Date, the Administrative Agent shall have received a long form good standing certificate for North American Medical Management California, Inc. from its jurisdiction of organization and an executed legal opinion of Howard Kamins, general counsel of Holdings and its Subsidiaries with respect to the good standing of North American Medical Management California, Inc. in form and substance reasonably satisfactory to the Administrative Agent.

                          SECTION 8. NEGATIVE COVENANTS

          Holdings and each Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          8.1. Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                                 Consolidated
    Fiscal Quarter Ending       Leverage Ratio
    ---------------------       --------------
      December 31, 2005          3.85 to 1.00
        March 31, 2006           3.75 to 1.00
        June 30, 2006            3.65 to 1.00
      September 30, 2006         3.50 to 1.00
      December 31, 2006          3.25 to 1.00
        March 31, 2007           3.00 to 1.00
        June 30, 2007            2.75 to 1.00
      September 30, 2007         2.50 to 1.00
      December 31, 2007          2.25 to 1.00
March 31, 2008 and thereafter    2.00 to 1.00

          (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:


                                      Consolidated Fixed
      Fiscal Quarter Ending         Charge Coverage Ratio
      ---------------------         ---------------------
        December 31, 2005                1.25 to 1.00
          March 31, 2006                 1.25 to 1.00
          June 30, 2006                  1.25 to 1.00
        September 30, 2006               1.25 to 1.00
        December 31, 2006                1.35 to 1.00
          March 31, 2007                 1.35 to 1.00
          June 30, 2007                  1.35 to 1.00
        September 30, 2007               1.35 to 1.00

        December 31, 2007                1.45 to 1.00
          March 31, 2008                 1.45 to 1.00
          June 30, 2008                  1.45 to 1.00
September 30, 2008 and thereafter        1.50 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of Holdings ending December 31, 2005, March 31, 2006 and June 30, 2006, Consolidated Fixed Charges for the relevant period shall be deemed to equal Consolidated Fixed Charges for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Original Closing Date) multiplied by 4, 2 and 4/3, respectively.

          (c) Risk Based Capital. Permit the Total Adjusted Capital (which shall be maintained in cash or Cash Equivalents) of MMM as of the last day of any fiscal quarter to be less than the Applicable Percentage of aggregate revenues of MMM Healthcare in respect of premiums for any period of four consecutive fiscal quarters of MMM.

          8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document;

     (b) Indebtedness (i) of the Borrowers to any of their respective Subsidiaries, (ii) of any Subsidiary Guarantor to either Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any other Foreign Subsidiary and
(iv) subject to Section 8.8(h), of any Foreign Subsidiary to either Borrower or any Subsidiary Guarantor;

     (c) Guarantee Obligations incurred in the ordinary course of business by MMM or any of its Subsidiaries of obligations of either Borrower, any Subsidiary Guarantor and, subject to Section 8.8(h), of any Foreign Subsidiary;

     (d) Guarantee Obligations incurred in the ordinary course of business by NAMM or any of its Subsidiaries of obligations of NAMM, any Subsidiary Guarantor which is a Domestic Subsidiary and, subject to Section 8.8(h), of any Foreign Subsidiary;

     (e) Indebtedness outstanding on the Original Closing Date and listed on
Schedule 8.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

     (f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

     (g) Indebtedness of a Person which becomes an Acquired Entity pursuant to any Permitted Acquisition in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding; provided that such Indebtedness was not incurred in contemplation of or in connection with such Permitted Acquisition and is not increased thereafter;

     (h) Hedge Agreements permitted under Section 8.12;

     (i) Indebtedness of Holdings or either or both of the Borrowers, as applicable, in respect of any Permitted Subordinated Seller Indebtedness; and

     (j) additional Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

provided that no Licensed Subsidiary shall be permitted to incur any Indebtedness prior to the time such Licensed Subsidiary becomes a Subsidiary Guarantor other than Intercompany Indebtedness owed to Loan Parties which constitutes Collateral under the Guarantee and Collateral Agreement.

          8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any of their Subsidiaries;

     (f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(e), provided that no such Lien is spread to cover any additional property after the Original Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens securing Indebtedness of either Borrower or any of their Subsidiaries incurred pursuant to Section 8.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

     (h) Liens created pursuant to the Security Documents;

     (i) any interest or title of a lessor under any lease entered into by either Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

     (j) Liens existing on any property or asset prior to the acquisition thereof by Holdings or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary (including pursuant to a Permitted Acquisition); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Holdings, Borrowers or any of their Subsidiaries and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

     (k) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to each Borrower and all Subsidiaries) $5,000,000 at any one time.

          8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

     (a) any Subsidiary of either Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor which is a Subsidiary of such Borrower (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(h), with or into any Foreign Subsidiary; and

     (b) any Subsidiary of either Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any Subsidiary Guarantor which is a Subsidiary of such Borrower or, subject to
Section 8.8(h), any Foreign Subsidiary which is a Subsidiary of such Borrower;

     (c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8;

     (d) transactions permitted under Section 8.5 shall be permitted; and

     (e) any Subsidiary may merge with any other Person in connection with the effectuation of a Permitted Acquisition.

          8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

     (a) the Disposition of obsolete or worn out property in the ordinary course of business;

     (b) the sale of inventory in the ordinary course of business;

     (c) Dispositions permitted by Section 8.4(b);

     (d) subject to Section 8.8(h), the sale or issuance of any Subsidiary's Capital Stock to any Group Member which holds other Capital Stock of such Subsidiary;

     (e) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

     (f) leases or subleases granted by Holdings, each of the Borrowers or any of the other Loan Parties to third Persons not interfering in any material respect with the business of Holdings, the Borrowers or any of the other Loan Parties; and

     (g) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.

          8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

     (a) any Subsidiary may make Restricted Payments to the Group Members which own the Capital Stock of such Subsidiary;

     (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers may pay dividends to Holdings to permit Holdings to (i) purchase Holdings' common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the Original Closing Date (net of any proceeds received by Holdings and contributed to Holdings after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 and (ii) pay management fees expressly permitted by the last sentence of Section 8.10;

     (c) so long as (i) (x) after giving effect thereto the Consolidated Leverage Ratio is less than 2.0 to 1.0, (y) Holdings is in compliance with
Section 8.1 (assuming for purposes of this Section that the Consolidated Leverage Ratio is not permitted to equal or exceed 2.0 to 1.0) on a pro forma basis as of the end of the two immediately preceding fiscal quarters for which financial statements have been delivered as if such dividend had been paid on the first day of the relevant period and (z) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and
(ii) Holdings shall have delivered a certificate to the Administrative Agent showing such compliance in a manner reasonably satisfactory to the Administrative Agent, Holdings may pay cash dividends in respect of any quarter commencing on or after October 1, 2005, in an aggregate amount up to 50% of the Consolidated Net Income for such quarterly period; provided that the amount permitted to be paid as dividends pursuant to this paragraph (c) shall be decreased by the amount of any cash interest payments or payments of principal on any Permitted Subordinated Seller Indebtedness made in reliance on Section 8.9(b); and

     (d) so long as (i) (x) after giving effect thereto the Consolidated Leverage Ratio is less than 2.0 to 1.0, (y) Holdings is in compliance with
Section 8.1 (assuming for purposes of this Section that the Consolidated Leverage Ratio is not permitted to equal or exceed 2.0 to 1.0) on a pro forma basis as of the end of the two immediately preceding fiscal quarters for which financial statements have been delivered as if such dividend had been paid on the first day of the relevant period and (z) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and
(ii) Holdings shall have delivered a certificate to the Administrative Agent showing such compliance in a manner reasonably satisfactory to the Administrative Agent, Holdings may pay cash dividends, in an aggregate amount up to 50% of the aggregate Net Cash Proceeds of any issuance of Capital Stock or capital contributions to Holdings (in each case excluding those to or from a Sponsor) to the extent (x) the other 50% of the Net Cash Proceeds from such issuance was applied to prepay the Term Loans in accordance with Section 4.2(a),
(y) no dividends were previously paid in reliance on such Net Cash Proceeds pursuant to this paragraph (d) and (z) after giving effect thereto, no Revolving Loans shall be outstanding; provided that (x) the foregoing provisions of this
Section 8.6(d) shall not apply to any issuance of Capital Stock pursuant to the Equity Offering and (y) the amount permitted to be paid as dividends pursuant to this paragraph (d) shall be decreased by the amount of any cash interest payments or payments of principal on any Permitted Subordinated Seller Indebtedness made in reliance on Section 8.9(c).

          8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of Holdings and its Subsidiaries in the ordinary course of business not exceeding during any of the fiscal years of Holdings set forth below, the amount set forth opposite such fiscal year below:

Fiscal Year              Amount
-----------           -----------
2005                  $ 7,000,000
2006                  $10,000,000
2007                  $12,000,000
2008 and thereafter   $15,000,000

          and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

          8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

     (a) extensions of trade credit in the ordinary course of business;

     (b) Investments in Cash Equivalents;

     (c) Guarantee Obligations permitted by Section 8.2;

     (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

     (e) the Original Transactions;

     (f) Investments in assets useful in the business of the Borrowers and their Subsidiaries made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

     (g) intercompany Investments by any Group Member in either Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; provided that amounts dividended pursuant to Section 7.10 may only be used to finance an Investment in the Licensed Subsidiaries to the extent necessary for such Licensed Subsidiary to comply with the requirements of Section 7.11;

     (h) the acquisition of all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Capital Stock (except for directors' qualifying shares) of a Person (referred to herein as the "Acquired Entity"); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, any Group Member and is otherwise consummated on a friendly basis; (ii) the Acquired Entity is located, and substantially all of its operations are conducted, in the United States of America (including the Commonwealth of Puerto
Rico); (iii) both before and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; (iv) after giving effect to such acquisition (A) Holdings shall have delivered a certificate to the Administrative Agent containing all information and calculations necessary for determining pro forma compliance with Section 8.1, utilizing the financial statements for the most recently completed fiscal quarter for which financial statements have been delivered and assuming that such acquisition had actually occurred at the first day of such period, (B) the aggregate principal amount of Revolving Loans then outstanding shall not exceed $16,000,000, after giving effect thereto; (v) the total cash and non-cash consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 8.8(h) (including the fair market value of all Capital Stock of Holdings issued or transferred to the seller or sellers in any such acquisition, any Indebtedness of the Acquired Entity that is assumed, refinanced or repaid by Holdings in connection with or following such acquisition) shall not exceed $250,000,000 in the aggregate subsequent to the Original Closing Date; (vi) Holdings shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.10 and 7.13 and the

Security Documents (vii) the Facilities shall have been rated at least "B1" by Moody's and at least "B" by S&P, in each case with a stable or better outlook, and Moody's and S&P shall have confirmed that such ratings shall remain in effect after giving effect to such acquisition and (viii) prior to such acquisition, the Acquired Entity shall not be an Affiliate of any Permitted Investor (any acquisition of an Acquired Entity meeting all the criteria of this Section 8.8(h) being referred to herein as a "Permitted Acquisition");

     (i) intercompany Investments by the Borrowers or any of their Subsidiaries in any Person, that, prior to such Investment, is a Subsidiary (other than a Subsidiary Guarantor) (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) in an aggregate amount (valued at cost) not to exceed $5,000,000 subsequent to the Original Closing Date; provided that notwithstanding the foregoing monetary limitation on Investments, Investments necessary to cause Licensed Subsidiaries to be in compliance with Section 7.11 shall be permitted (and will be included for purposes of determining compliance with such monetary limitation in connection with other Investments made in reliance on this paragraph (i)); and

     (j) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their Subsidiaries in an aggregate amount (valued at cost) not to exceed $3,000,000 subsequent to the Original Closing Date.

          8.9. Certain Payments and Modifications of Certain Debt Instruments.
(a) Except as provided in clause (b) and (c) below, take or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the principal of any Permitted Subordinated Seller Indebtedness;

          (b) (i) so long as (i) (x) after giving effect thereto the Consolidated Leverage Ratio is less than 2.0 to 1.0, (y) Holdings is in compliance with Section 8.1 (assuming for purposes of this Section that the Consolidated Leverage Ratio is not permitted to equal or exceed 2.0 to 1.0) on a pro forma basis as of the end of the two immediately preceding fiscal quarters for which financial statements have been delivered as if such dividend had been paid on the first day of the relevant period and (z) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and (ii) Holdings shall have delivered a certificate to the Administrative Agent showing such compliance in a manner reasonably satisfactory to the Administrative Agent, Holding or the relevant Borrower or Borrowers, as applicable, may make cash interest payments or payments of principal on any Permitted Subordinated Seller Indebtedness, in an amount up to 50% of the Consolidated Net Income for such quarterly period (such payments to be made prior to the beginning of the next succeeding quarter and such payments may not occur in any prior period); provided that the amount permitted to be paid as cash interest payments on any Permitted Subordinated Seller Indebtedness pursuant to this paragraph (b) shall be decreased by the amount of any dividends made in reliance on Section 8.6(c); and

          (c) so long as (i) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and (ii) Holdings shall have delivered a certificate to the Administrative Agent showing such compliance in a manner reasonably satisfactory to the Administrative Agent, Holdings or the relevant Borrower or Borrowers, as applicable, may make cash interest payments or payments of principal on any Permitted Subordinated Seller Indebtedness, in an aggregate amount up to 100% of the aggregate Net Cash Proceeds of any issuance of Capital Stock or capital contributions to Holdings (in each case excluding those to or from a Sponsor) to the extent (x) no cash interest payments or payments of principal were previously made in reliance on such Net Cash Proceeds pursuant to this paragraph (c) and (y) after giving effect thereto, no Revolving Loans shall be outstanding; provided that the amount permitted to be paid as cash interest payments or payments of principal on any Permitted Subordinated Seller Indebtedness pursuant to this paragraph (c) shall be decreased by the amount of any dividends made in reliance on Section 8.6(d).

          8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property (other than the lease for the property located in Fort Lee, New Jersey, executed and delivered by Holdings, as tenant, as in effect on the date hereof), the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrowers or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

          8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

          8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which either Borrower has actual exposure (other than those in respect of Capital Stock) and
(b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of either Borrower.

          8.13. Changes in Fiscal Periods. Permit the fiscal year of Holdings or either Borrower to end on a day other than December 31 or change Holdings or either Borrower's method of determining fiscal quarters.

          8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

          8.15. Clauses Restricting Subsidiary Distributions. Except as listed on Schedule 8.15, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of either Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower which owns the Capital Stock of such Subsidiary or any other Subsidiary of such Borrower, (b) make loans or advances to, or other Investments in, the Borrower which owns the Capital Stock of such Subsidiary or any other Subsidiary of such Borrower or (c) transfer any of its assets to the Borrower which owns the Capital Stock of such Subsidiary or any other Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

          8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries (after giving effect to the Original Transactions) are engaged on the date of this Agreement or that are reasonably related thereto.

          8.17. Passive Holding Company Status. In the case of Holdings, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrowers, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law,
(y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrowers in accordance with Section 8.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrowers.

          8.18. Amendments to Transaction Documentation. Amend, supplement or otherwise modify the terms and conditions of the Transaction Documentation or the Management Services Agreement to the extent, in the case of the Transaction Documentation, such amendment, supplement or modification that becomes effective after the Closing Date would be materially adverse to the interests of the Lenders, and, in the case of the Management Services Agreement, unless otherwise approved by the Administrative Agent in its sole discretion.

          8.19. Amendments to Operating Agreement. Amend, supplement or otherwise modify the terms and conditions of the Operating Agreement unless otherwise approved by the Administrative Agent in its sole discretion; provided that amendments to the provisions relating to cash distributions shall be permitted to the extent the same would not result in an Event of Default under
Section 9(k) and other changes that do not effect the level of control of the Managing Member, voting or other corporate governance provisions shall be permitted subject to the reasonable approval of the Administrative Agent.

          8.20. Immaterial Subsidiaries. Permit the (a) aggregate total assets of all Immaterial Subsidiaries determined in accordance with GAAP to exceed $3,000,000 at any time or (b) aggregate total revenue of all Immaterial Subsidiaries determined in accordance with GAAP to exceed $3,000,000 for the most recent four quarter period for which financial statements have been delivered.

          8.21. Dormant Subsidiaries. Permit any Dormant Subsidiary to engage in any business operations, acquire any assets or incur any liabilities.

                          SECTION 9. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

     (a) either Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

     (b) any representation or warranty made or, deemed made under the Guarantee and Collateral Agreement by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or, deemed made under the Guarantee and Collateral Agreement; or

     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrowers only), Section 7.7(a), Section 7.11 or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or

     (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto after giving effect to any applicable grace periods; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
(iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and
(iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

     (f) (i) any Group Member (other than Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than Immaterial Subsidiaries) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than Immaterial Subsidiaries) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than Immaterial Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) (i) any Loan Party shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan other than any "prohibited transaction" for which statutory or administrative exemption is available, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA in a distress termination under Section 4041(c) of ERISA or a termination instituted by the PBGC under Section 4042 of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or

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                                                                              76


(vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable opinion of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company (including any creditworthy, captive insurance company established in connection with a self-insurance program) has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

     (k) (i) the Straus Group shall cease to own at least direct or indirect interests in Holdings entitling the Straus Group to receive at least 15% of all cash distributions made by Holdings; (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall acquire, directly or indirectly, beneficially or of record, equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings; (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (A) members of the board of directors as of the Closing Date
(B) nominated by the board of directors of Holdings nor (C) appointed by directors so nominated; (iv) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrowers free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (v) MMM shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of MMM Healthcare free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement, if any); or (vi) NAMM shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of PrimeCare, North American Medical Management California, Inc. and NAMM Illinois, Inc. free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement, if any);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall

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immediately become due and payable, and (B) if such event is any other Event of
Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers in accordance with the Guarantee and Collateral Agreement. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents and the Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers to the extent permitted by applicable law.

                             SECTION 10. THE AGENTS

          10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

          10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the gross negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

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                                                                              78


          10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or

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refrain from taking such action, with respect to such Default or Event of
Default as it shall deem advisable in the best interests of the Lenders.

          10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

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                                                                              80


          10.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to either Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

          10.11. The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

          10.12. The L/C Lender

          (a) Without limiting any rights otherwise granted herein to the L/C Lender, it is understood and agreed that the L/C Lender (i) shall have all of the benefits and immunities (x) provided to the Agents in this Section 10 with respect to their rights and obligations under this Agreement and with respect to acts taken or omissions suffered by the L/C Lender in connection with Letters of Credit issued or made under this Agreement and the documents associated therewith as fully as if the term "Agents", as used in this Section 10, included the L/C Lender with respect to such acts or omissions and (y) as additionally provided in this Agreement and (ii) shall have all of the benefits of the provisions of Section 10.7 as fully as if the term

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                                                                              81


"Agents", as used in Section 10.7 included the L/C Lender; provided that any resignation by the L/C Lender shall apply to its agreement to cause the issuance of Letters of Credit and, provided further that if the L/C Lender shall resign (which may occur at any time for any reason) and no successor L/C Lender shall be appointed, no additional Letters of Credit shall be issued under this Agreement.

                            SECTION 11. MISCELLANEOUS

          11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of all Lenders, (iv) release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders and any Qualified Counterparty with Obligations then outstanding;
(v) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility;
(vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or
3.4 without the written consent of the Swingline Lender; (x) amend, modify or waive any

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                                                                              82


provision of Sections 3.7 to 3.14 without the written consent of the L/C Lender or (xi) amend, modify or waive any Security Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations (as defined in the Guarantee and Collateral Agreement) in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty; (xii) amend, modify or waive this clause (xii) or clauses (iv) or (xi) without the written consent of any Qualified Counterparty with Obligations then outstanding. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Original Term Loans, New Term Loans or Incremental Term Loans, as applicable ("Refinanced Term Loans") with a replacement term loan hereunder ("Replacement Term Loans"), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

          If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender"), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from

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                                                                              83


such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent's request, sell and assign to the Administrative Agent or such Person, all of the Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Term Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrowers may replace any Non-Consenting Lender pursuant to
Section 4.13.

          Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Term Commitments on substantially the same basis as the existing Term Loans.

          11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrowers and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

     Holdings and the Borrowers: 173 Bridge Plaza North
                                 Fort Lee, NJ 07024
                                 Attention: John Brittain
                                 Telecopy: (201) 969-2339
                                 Telephone: (201) 969-2315

     with a copy to:             Proskauer Rose LLP
                                 1585 Broadway
                                 New York, NY 10036-8299
                                 Attention: Vincenzo Paparo, Esq.
                                 Telecopy: (212) 969-2900
                                 Telephone: (212) 969-3000

     The Administrative Agent:   Bear Stearns Corporate Lending Inc.
                                 383 Madison Avenue
                                 New York, NY 10179
                                 Attention: Kevin Cullen
                                 Telecopy: (212) 272-9184
                                 Telephone: (212) 272-5724

provided that any notice, request or demand to or upon any Agent, the L/C Lender or the Lenders shall not be effective until received.

          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative

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                                                                              84


Agent; provided that the foregoing shall not apply to notices pursuant to
Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          11.5. Payment of Expenses and Taxes. Each Borrower jointly and severally agrees (a) except as otherwise agreed, to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the reasonably allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor is received. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to Joseph Mark (Telephone No. (201) 346-8400) (Telecopy No. (201) 346-8410) at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender or the L/C Lender that issues any Letter of Credit or causes any Letter of Credit to be issued), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

               (A) the Borrowers and the Administrative Agent, provided that neither Borrower's consent shall be required for an (x) assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or (f) has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its Affiliates) or (z) any assignment of Term Loans;

               (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment, (y) any assignment by the Administrative Agent (or its Affiliates) or (z) any assignment of Term Loans; and

               (C) in the case of any assignment of a Revolving Commitment, the L/C Lender and the Swingline Lender; and

          (ii) Assignments shall be subject to the following additional conditions:

               (A) any assignment of Original Term Loans shall be made ratably as between the Original Term Loans of each Borrower;

               (B) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Revolving Commitments or Loans under any Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

               (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

               (E) in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

          For the purposes of this Section 11.6, the terms "Approved Fund" and "CLO" have the following meanings:

          "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the L/C Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the L/C Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the L/C Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant has delivered to the Borrowers the forms and documentation described in Section 4.10(d) or (e) and otherwise complies with these paragraphs. For the avoidance of doubt, a Participant shall not be entitled to receive any payment from the Borrowers as a result of the imposition of Non-Excluded Taxes resulting from the change in the Participant's lending office after the Borrowers have provided their written consent to the sale of the participation to the Participant.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

          (e) The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 116(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

          11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefited Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to either Borrower, any such notice being expressly waived by such Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by such Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of either Borrower, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          11.8. True-Up. In the event that any Loan shall be outstanding and (i) the principal of or interest on such Loan shall not be paid within three Business Days after the date on which it is due and the Required Lenders shall deliver to the Administrative Agent and the Borrowers a request that the provisions of this paragraph take effect with respect to all Loans (after which time all additional borrowings of Loans, if any, must be ratable as between the Borrowers) or (ii) the Revolving Commitments shall be terminated or the Loans accelerated pursuant to Section 9, then (unless such request is revoked by the Required Lenders) (w) each Lender shall acquire at face value (or sell at face value, as the case may be) a participation in the obligations of each Borrower in respect of the principal of and interest on each outstanding Loan of such Borrower such that each Lender shall have a participation in the Loans of each Borrower, together with Loans owed by such Borrower and held by such Lender not subject to any participation pursuant to this paragraph, equal to its Aggregate Exposure Percentage of such obligations (it being further understood and agreed that, upon such purchase, the risk participations of the Lenders in all outstanding Letters of Credit and Swingline Loans shall be automatically adjusted such that each Lender's risk participation (expressed as a percentage) in each Letter of Credit issued at the request of, or Swingline Loan made to, a Borrower shall equal its Aggregate Exposure Percentage), (x) the Lenders shall enter into such documentation as the Administrative Agent for the purpose of evidencing such participations and other interests,

(y) each applicable Lender shall pay the purchase price for its purchase of participations pursuant to this paragraph by wire transfer of immediately available funds in dollars to the Administrative Agent in accordance with instructions provided by the Administrative Agent and the Administrative Agent shall promptly wire the amounts so received to the relevant Lenders) and (z) all payments in respect of the principal or interest of in respect of the Aggregate Exposure or fees from and after the purchase of such participations shall be shared by the Lenders in accordance with this paragraph and such participations will generally be subject to the same provisions as are applicable to the participations in Letters of Credit set forth in Sections 3.10(b) and 3.10(c) giving effect to changes necessary to reflect the nature of the arrangements set forth herein. The obligations of the Lenders to acquire and pay for participations in Loans (as well as the adjustments provided for herein) pursuant to this paragraph shall be absolute and unconditional under any and all circumstances.

          11.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

          11.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.11. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          11.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.13. Submission To Jurisdiction; Waivers. Holdings and each Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrowers, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          11.14. Acknowledgments. Holdings and each Borrower hereby acknowledge that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.

          11.15. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by either Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or
(ii) under the circumstances described in paragraph (b) below.

          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding and the Obligations to any Qualified Counterparty under or in respect of Specified Hedge Agreements shall have been cash collateralized or paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

          11.16. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          11.17. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.18. Delivery of Addenda. Each Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

          11.19. Several Obligations. Except as otherwise expressly provided herein, the Obligations of the Borrowers under this Agreement in respect of the payment of principal or interest on the Loans or fees in respect of Letters of Credit shall be several and not joint and no Borrower shall be liable for any such Obligations of the other Borrowers (except to the extent provided in the Security Documents).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        AVETA INC.,


                                        By: /s/ Howard Kamins
                                            ------------------------------------
                                        Name: Howard Kamins
                                        Title: Vice President


                                        MMM HOLDINGS, INC.


                                        By: /s/ Timothy O'Donnell
                                            ------------------------------------
                                        Name: Timothy O'Donnell
                                        Title: Vice President


                                        NAMM HOLDINGS, INC.


                                        By: /s/ Douglas Malton
                                            ------------------------------------
                                        Name: Douglas Malton
                                        Title: Vice President

                                        BEAR, STEARNS & CO. INC., as Sole Lead
                                        Arranger and Sole Bookrunner


                                        By: /s/ Richard Bram Smith
                                            -----------------------------------
                                        Name: Richard Bram Smith
                                              ----------------------------------
                                        Title: Senior Managing Director
                                               ---------------------------------


                                        BEAR STEARNS CORPORATE LENDING INC., as
                                        Administrative Agent and as a Lender


                                        By: /s/ Richard Bram Smith
                                            -----------------------------------
                                        Name: Richard Bram Smith
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------